Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income Fund
(the "Fund") was held at the Fund's offices, 300 S.E. 2Nd Street,
Fort Lauderdale, Florida, on March 2, 2012. The purposes of the meeting was to elect four (4) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Harris J. Ashton, Ann Torre Bates, David W. Niemiec and Robert E. Wade * and the ratification of PricewaterhouseCoopers LLP.
No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of four Trustees:



       	                     % of        % of         % of       % of Shares
                             outstanding Shares      outstanding Present and
Term Expiring 2015	For     Shares	 Voted   Withheld  Shares   Voting
Harris J. Ashton 113,254,470	85.62%	 97.63%	 2,752,358   2.08%   2.37%
Ann Torre Bates	 113,423,976	85.75%	 97.77%	 2,582,852   1.95%   2.23%
David W. Niemiec 113,583,258	85.87%	 97.91%	 2,423,570   1.83%   2.09%
Robert E. Wade	 113,465,505	85.78%	 97.81%	 2,541,323   1.92%   2.19%

*Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson,
J. Michael Luttig, Frank A. Olson, Larry D. Thompson and
Constantine D. Tseretopoulos

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2012.

	                  Shares Voted	% of outstanding Shares 	% of Voted Shares
For	                  113,774,359	       86.01%	                  98.07%
Against	                  867,370	       0.66%	                  0.75%
Abstain	                  1,365,105	       1.03%	                  1.18%
Total	                  116,006,834	       87.70%	                  100.00%